Exhibit 99.1

Global Net Lease Closes $74 Million of Dispositions Since First Quarter 2026, Achieving a 7.2% Cash Cap Rate on Occupied Sales

▪ Sold $66 Million of Occupied Properties, Including $61 Million of Office Assets at a 7.2% Cash Cap Rate

▪ Office Assets Accounted for 93% of Occupied Sales

▪ Disposition Activity Reduces Office Exposure and Supports Continued Focus on Leverage Reduction

▪ Pending Acquisition of Modiv Industrial Remains on Track for Anticipated Third Quarter 2026 Closing

NEW YORK – June 29, 2026 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) today announced that, since the first quarter 20261, it sold $74 million of assets, including $66 million of occupied assets at a 7.2% cash cap rate, with office assets representing $61 million, or 93%, of occupied dispositions. GNL also sold $8 million of vacant assets, eliminating negative NOI drag, increasing portfolio occupancy and enhancing overall portfolio quality. Year-to-date, GNL has now closed approximately $145 million of dispositions at a 7.5% cash cap rate on occupied assets.

Since the first quarter 20261, GNL sold two occupied office assets at a 7.2% cash cap rate: a 33,000-square-foot building leased to the U.S. General Services Administration (“GSA”) for $13 million and a 369,000-square-foot office building leased to GE Aviation for $48 million. Prior to the sales, GNL executed 20-year and 10-year lease extensions at the GSA and GE Aviation properties, respectively, increasing the assets’ marketability and positioning them for dispositions at enhanced values. In addition, GNL has a 133,000-square-foot office asset in the Netherlands, currently leased to Koninklijke KPN N.V. (“KPN”), under contract for sale for approximately $18 million2, upon the expiration of KPN’s lease in December 2026. These transactions reflect the Company's continued execution of its strategy to reduce office exposure, proactively address lease rollover risk, and improve the long-term quality of the portfolio. GNL is continuing its efforts to further reduce its office exposure and looks forward to providing additional details for any potential transaction entered into. Upon completion of these transactions, GNL expects office exposure to be reduced to approximately 21% of portfolio straight-line rent.

On the acquisition front, GNL is currently under contract to acquire a 100,000-square-foot single-tenant industrial property occupied by a Fortune 50 investment-grade tenant for $14 million at an 8.2% cash cap rate. The Company anticipates that this acquisition will provide an opportunity to redeploy disposition proceeds into a high-quality industrial asset at an attractive yield.

Together with the pending $535 million acquisition of Modiv Industrial, Inc. (NYSE: MDV), expected to close in the third quarter of 2026, these initiatives reflect GNL’s continued focus on increasing exposure to single-tenant industrial and retail assets while strategically reducing office concentration. The acquisition is expected to be immediately 4% accretive to AFFO per share and is structured to be leverage neutral, complementing GNL’s broader, continued focus on reducing leverage over the long-term and preserving GNL’s balance sheet strength and financial flexibility. Through the transaction, GNL will be acquiring a high-quality industrial net lease portfolio with a 15.0 year weighted average lease term and 2.4% average annual rent escalations, which is expected to extend GNL’s weighted average lease term from 5.9 years in Q1’26 to 6.7 years on a pro-forma basis.

“Our recent disposition activity advances our strategy of reducing office exposure while improving overall portfolio quality,” said Michael Weil, CEO of GNL. “These dispositions demonstrate our ability to monetize office assets at attractive valuations while redeploying capital into high-quality industrial and retail investments. Together with the pending Modiv acquisition and additional office sales, we expect to reduce our office exposure to approximately 21% of portfolio straight-line rent, down from approximately 26% as of the first quarter of 2026, marking another meaningful step in our ongoing portfolio transformation. We believe these actions will further improve portfolio quality, strengthen our earnings profile, and position GNL to deliver long-term value for our stockholders.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust that focuses on acquiring and managing a global portfolio of income-producing net lease assets across the U.S., and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Footnotes

[1] Represents dispositions closed from April 1, 2026 through June 26, 2026.

[2] Based on an EUR exchange rate as of June 26, 2026.

(332) 265-2020 | 650 Fifth Avenue, 30th Floor, New York, NY 10019

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “potential,” “predicts,” “plans,” “intends,” “would,” “could,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of GNL’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks that any potential future acquisition or disposition by GNL, including the Modiv transaction and the pending KPN disposition and industrial property acquisition, is subject to market conditions, capital availability and timing considerations and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause GNL’s actual results to differ materially from those presented in GNL’s forward-looking statements are set forth in the “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” sections in GNL’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and all of its other filings with the U.S. Securities and Exchange Commission, as such risks, uncertainties and other important factors may be updated from time to time in GNL’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

Email: investorrelations@globalnetlease.com

(332) 265-2020 | 650 Fifth Avenue, 30th Floor, New York, NY 10019